EXHIBIT 99.1
FOR MORE INFORMATION, CONTACT:
David H. Hoster II, President and Chief Executive Officer
N. Keith McKey, Chief Financial Officer
(601) 354-3555


                         EASTGROUP PROPERTIES ANNOUNCES
                           THIRD QUARTER 2008 RESULTS

o Funds from Operations of $20.5 Million or $.82 Per Share, an Increase of 2.5% Compared to the Same Quarter Last Year
o    Net Income  Available  to Common  Stockholders  of $7.2 Million or $.29 Per
     Share
o    $23 Million Invested in Development and Acquisitions During the Quarter
o 21 Development Projects with Estimated Costs of $129 Million Under Construction or In Lease-Up at Quarter-End
o    95.1% Leased, 94.4% Occupied
o    Customer Retention Rate of 75% in the Third Quarter
o    Paid 115th Consecutive Quarterly Dividend - $.52 Per Share
o    Interest Coverage of 3.8x and Fixed Charge Coverage of 3.7x
o Redeemed 1,320,000 Shares of Series D Preferred Stock for $33 Million and Expensed Original Issuance Costs of $674,000 ($.03 per share)
o Executed an Application on a $59 Million Mortgage at 5.75% Fixed Interest Rate to Close in December
o    Debt Maturities of $31.4 Million in 2009 and None in 2010


JACKSON, MISSISSIPPI, October 22, 2008 - EastGroup Properties, Inc. (NYSE-EGP) announced today the results of its operations for the three and nine months ended September 30, 2008.

David H. Hoster II, President and CEO, stated, "We are pleased to report that EastGroup's funds from operations (FFO) per share for the third quarter met the upper end of our guidance and represented an increase of 2.5% over last year's third quarter. This was the 17th consecutive quarter of increased FFO per share compared to the previous year's quarter. It was achieved in spite of expensing the original issuance costs ($.03 per share) as part of the redemption of our preferred shares this year and a large termination fee ($.04 per share) included in last year's third quarter FFO."

FUNDS FROM OPERATIONS

For the quarter ended September 30, 2008, FFO was $.82 per share compared to $.80 for the same period of 2007, an increase of 2.5% per share. Property net operating income (PNOI) increased 7.5% primarily due to additional PNOI of $2,105,000 from newly developed properties and $782,000 from 2007 and 2008 acquisitions, offset by a decrease of $708,000 from same property growth resulting from a large termination fee in last year's third quarter. FFO for this quarter also included the expensing of $674,000 of original issuance costs due to the redemption of EastGroup's Series D Preferred Stock.

Same property  operating  results  decreased  2.5% for the quarter;  1.4% before straight-line rent adjustments. Excluding termination fee income for both periods, same property operating results increased 0.3%; 1.4% before straight-line rent adjustments. Property results for the third quarter of 2007 included $966,000 of termination fee income mainly from one tenant's early termination, and lease termination fee income for the third quarter of 2008 was $186,000. Rental rate increases on new and renewal leases (6.3% of total square

                                     -MORE-

    P.O. BOX 22728 - JACKSON, MS 39225 - TEL. 601-354-3555 - FAX 601-352-1441
footage) averaged 15.8% for the quarter; 9.1% before straight-line rent adjustments.

For the nine months ended September 30, 2008, FFO was $2.45 per share compared with $2.26 for the same period of 2007, an increase of 8.4% per share. PNOI increased 10.7% primarily due to additional PNOI of $5,963,000 from newly developed properties and $2,863,000 from 2007 and 2008 acquisitions, offset by a decrease of $110,000 from same property growth.

For the nine months ended September 30, 2008, same property operating results decreased 0.1% and increased 0.6% before straight-line rent adjustments. Rental rate increases on new and renewal leases (15.4% of total square footage) averaged 12.7% for the nine months; 5.3% before straight-line rent adjustments.

FFO and PNOI are non-GAAP financial measures, which are defined under Definitions later in this release. Reconciliations of FFO and PNOI to Net Income, the most directly comparable GAAP financial measure, are presented in the attached schedule "Reconciliations of Other Reporting Measures to Net Income."

EARNINGS PER SHARE

On a diluted per share basis, earnings per common share (EPS) was $.29 for the three months ended September 30, 2008, compared to $.30 for the same period of 2007. Diluted EPS was $.97 for the nine-month period in 2008 compared to $.78 in 2007. The Company recognized gain on sales of real estate investments, gain on sales of securities, gain on involuntary conversion, and lease termination fee income during the first nine months of 2008. These transactions increased EPS in the first nine months of 2008 by $.09 per share as compared to the same period of 2007.

DEVELOPMENT

During the first nine months of 2008, EastGroup transferred 11 development properties to the portfolio as detailed below:

                                                                                                        Percent        Projected
      Real Estate Properties Transferred                              Date                              Leased         Stabilized
           from Development in 2008                   Size         Transferred          Cost          at 10/21/08      Yield (1)
-----------------------------------------------------------------------------------------------------------------------------------
                                                 (Square feet)                     (In thousands)
Beltway Crossing IV, Houston, TX............          55,000        01/21/08        $     3,436           100%           9.4%
Beltway Crossing III, Houston, TX...........          55,000        02/01/08              3,413           100%           9.9%
Southridge XII, Orlando, FL.................         404,000        03/20/08             18,850           100%          10.3%
Arion 18, San Antonio, TX...................          20,000        03/31/08              2,607            91%           8.7%
Southridge VII, Orlando FL..................          92,000        04/01/08              6,511           100%           9.6%
Wetmore II, Bldg C, San Antonio, TX.........          69,000        05/29/08              3,695           100%          10.0%
Interstate Commons III, Phoenix, AZ.........          38,000        06/01/08              3,097            69%           8.0%
SunCoast I, Fort Myers, FL..................          63,000        07/01/08              5,316            67%           8.0%
World Houston 27, Houston, TX...............          92,000        07/01/08              4,949           100%          10.5%
Wetmore II, Bldg D, San Antonio, TX.........         124,000        08/01/08              8,035            83%           9.3%
World Houston 24, Houston, TX...............          93,000        09/01/08              5,905            77%           9.5%
                                                 ------------                       ------------
   Total Developments Transferred...........       1,105,000                        $    65,814
                                                 ============                       ============

(1)  Based on 100% occupancy and rents computed on a straight-line basis.

During the third quarter, EastGroup began construction of Beltway Crossing VII (95,000 square feet) in Houston with a projected total investment of $5.9 million.

                                     -MORE-

    P.O. BOX 22728 - JACKSON, MS 39225 - TEL. 601-354-3555 - FAX 601-352-1441

In July, EastGroup acquired 12th Street Distribution Center, a 150,000 square foot building in Jacksonville, Florida. This purchase was in connection with the Company's Orlando build-to-suit transaction with United Stationers. The Company purchased the vacant property for $3.8 million and plans to redevelop it for multi-tenant use for a projected total investment of $4.7 million. In addition, EastGroup completed the acquisition of 12.2 acres of land in San Antonio, Texas, for future development. The price was $1.9 million, and the Company plans to construct three buildings with a total of 176,000 square feet.

For the full year, EastGroup expects to have development starts of $50 to $60 million with a total of 800,000 to 900,000 square feet.

At September 30, 2008, EastGroup had 21 development properties containing 1,862,000 square feet with a projected total cost of approximately $129 million either in lease-up or under construction. These properties were collectively 26% leased at September 30, 2008 and 28% leased at October 21, 2008.


PROPERTY ACQUISITIONS AND SALES

In March 2007, EastGroup entered into a contract with United Stationers to acquire a 128,000 square foot warehouse in Tampa as part of the Orlando build-to-suit transaction between the two parties. In August 2008, EastGroup purchased the building through its taxable REIT subsidiary. Also in August 2008, EastGroup sold the building and recognized an after-tax gain of $294,000, which was included in FFO and EPS.

EastGroup also sold Delp Distribution Center III, a 20,000 square foot warehouse in Memphis, for $635,000 and recognized a gain of $83,000. With this sale, the Company has one remaining property (92,000 square feet) in Memphis.

In addition, EastGroup sold 41 acres of residential land in San Antonio for $841,000 with no gain or loss. This property was acquired as part of the Company's Alamo Ridge industrial land acquisition in September 2007.

DIVIDENDS

EastGroup paid dividends of $.52 per share of common stock in the third quarter of 2008, which was the 115th consecutive quarterly distribution to the Company's common shareholders. The Company's dividend payout ratio of funds from operations was 63% for the quarter. The annualized dividend rate of $2.08 per share yields 6.2% on the closing stock price of $33.42 on October 21, 2008.

STRONG FINANCIAL POSITION

EastGroup's balance sheet continues to be strong and flexible with debt-to-total market capitalization of 35.5% at September 30, 2008. For the quarter, the Company had an interest coverage ratio of 3.8x and a fixed charge coverage ratio of 3.7x. Total debt at September 30, 2008 was $668.7 million comprised of $531.2 million of fixed rate mortgage debt and $137.5 million of floating rate bank debt.

The Company has debt maturities of only $31.4 million (two mortgages) in 2009 and no loans maturing in 2010. EastGroup has two revolving credit facilities of $200 million and $25 million and neither matures until 2012.

In September, EastGroup executed an application on a $59 million, non-recourse first mortgage loan secured by properties containing 1.3 million square feet. The loan is expected to close in December and will have a fixed interest rate of 5.75%, a five-year term and a 20-year amortization schedule. The proceeds of this mortgage loan will be used to reduce variable rate bank borrowings.

                                     -MORE-

    P.O. BOX 22728 - JACKSON, MS 39225 - TEL. 601-354-3555 - FAX 601-352-1441

Fitch Ratings affirmed EastGroup's BBB Issuer Default Rating on September 30, 2008, with a stable outlook. Mr. Hoster commented, "We believe this is a positive confirmation of the strength of our earnings and balance sheet in a difficult economic environment."

During the third quarter, the Company redeemed all 1,320,000 shares of its 7.95% Series D Cumulative Redeemable Preferred Stock. The redemption took place on July 2, 2008, at a redemption price of $25.00 per share plus accrued and unpaid dividends of $.011 per share for the period from July 1, 2008, through and including the redemption date, for an aggregate redemption price of $25.011 per Series D Preferred Share. Original issuance costs of $674,000 ($.03 per share) were expensed in July.

OUTLOOK FOR REMAINDER OF 2008

FFO per share for 2008 is estimated to be in the range of $3.28 to $3.30. Diluted EPS for 2008 is estimated to be in the range of $1.24 to $1.26. The table below reconciles projected net income to projected FFO.

                                                                        Low Range                     High Range
                                                                  Q4 2008       Y/E 2008        Q4 2008        Y/E 2008
                                                                --------------------------------------------------------
                                                                          (In thousands, except per share data)
                                                                --------------------------------------------------------
Net income                                                      $   6,941         32,650          7,443          33,152
Dividends on preferred shares                                           -         (1,326)             -          (1,326)
Costs of redemption - Series D Preferred Shares                         -           (682)             -            (682)
                                                                --------------------------------------------------------
Net income available to common stockholders                         6,941         30,642          7,443          31,144
Depreciation and amortization                                      13,867         52,314         13,867          52,314
Gain on sales of depreciable real estate investments                    -         (2,032)             -          (2,032)
                                                                --------------------------------------------------------
Funds from operations available to common stockholders          $  20,808         80,924         21,310          81,426
                                                                ========================================================

Diluted shares                                                     25,070         24,642         25,070          24,642

Per share data (diluted):
Net income available to common stockholders                     $    0.28           1.24           0.30            1.26
Funds from operations available to common stockholders          $    0.83           3.28           0.85            3.30

The following assumptions were used:

     o    Average occupancy of 93% to 94% for the quarter.
     o No acquisitions, dispositions or termination fees in the fourth quarter.
     o Floating rate bank debt at an average rate of 4.5% for the fourth quarter.
     o    New fixed rate debt of $59 million on December 10, 2008 at 5.75%.

DEFINITIONS

The Company's chief decision makers use two primary measures of operating results in making decisions: property net operating income (PNOI), defined as income from real estate operations less property operating expenses (before interest expense and depreciation and amortization), and funds from operations available to common stockholders (FFO). EastGroup defines FFO consistent with the National Association of Real Estate Investment Trusts' definition, as net income (loss) computed in accordance with U.S. generally accepted accounting principles (GAAP), excluding gains or losses from sales of depreciable real estate property, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO as defined by the Company refers to FFO available to common stockholders as it excludes dividends on preferred stock.

                                     -MORE-

    P.O. BOX 22728 - JACKSON, MS 39225 - TEL. 601-354-3555 - FAX 601-352-1441

PNOI and FFO are supplemental industry reporting measurements used to evaluate the performance of the Company's investments in real estate assets and its operating results. The Company believes that the exclusion of depreciation and amortization in the industry's calculations of PNOI and FFO provides supplemental indicators of the properties' performance since real estate values have historically risen or fallen with market conditions. PNOI and FFO as calculated by the Company may not be comparable to similarly titled but differently calculated measures for other REITs. Investors should be aware that items excluded from or added back to FFO are significant components in understanding and assessing the Company's financial performance.

CONFERENCE CALL

EastGroup will host a conference call and webcast to discuss the results of its third quarter and review the Company's current operations on Thursday, October 23, 2008, at 11:00 a.m. Eastern Time. A live broadcast of the conference call is available by dialing 1-800-862-9098 (conference ID EastGroup) or by webcast through a link on the Company's website at www.eastgroup.net. If you are unable to listen to the live conference call, a telephone and webcast replay will be available on Thursday, October 23, 2008. The telephone replay will be available until Thursday, October 30, 2008, and can be accessed by dialing 1-800-283-8520. Also, the replay of the webcast can be accessed through a link on the Company's website at www.eastgroup.net and will be available until Thursday, October 30, 2008.

SUPPLEMENTAL INFORMATION

Supplemental financial information is available by request by calling the Company at 601-354-3555, or by accessing the report in the Reports section of the Company's website at www.eastgroup.net.

COMPANY INFORMATION

EastGroup Properties, Inc. is a self-administered equity real estate investment trust focused on the development, acquisition and operation of industrial properties in major Sunbelt markets throughout the United States with an emphasis in the states of Florida, Texas, Arizona and California. The Company's goal is to maximize shareholder value by being the leading provider in its markets of functional, flexible, and quality business distribution space for location sensitive customers primarily in the 5,000 to 50,000 square foot range. The Company's strategy for growth is based on ownership of premier distribution facilities generally clustered near major transportation features in supply-constrained submarkets. EastGroup's portfolio currently includes 25.4 million square feet with an additional 1.8 million square feet of properties under development. EastGroup Properties, Inc. press releases are available on the Company's website.

FORWARD-LOOKING STATEMENTS

The Company's assumptions and financial projections in this release are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not in the present or past tense and can be identified by the words "will," "anticipates," "expects," "believes," or other words or phrases that indicate future trends or events. Forward-looking statements are inherently subject to known and unknown risks and uncertainties, many of which the Company cannot predict, including, without limitation:

     o    changes in general economic conditions;

     o    the extent of tenant defaults or of any early lease terminations;

     o the Company's ability to lease or re-lease space at current or anticipated rents;

     o    the availability of financing;

                                     -MORE-

    P.O. BOX 22728 - JACKSON, MS 39225 - TEL. 601-354-3555 - FAX 601-352-1441

     o    changes  in  the   supply  of  and  demand  for   industrial/warehouse
          properties;

     o    increases in interest rate levels;

     o    increases in operating costs;

     o natural disasters, terrorism, riots and acts of war, and the Company's ability to obtain adequate insurance;

     o    changes in governmental regulation, tax rates and similar matters; and

     o other risks associated with the development and acquisition of properties, including risks that development projects may not be completed on schedule, development or operating costs may be greater than anticipated or acquisitions may not close as scheduled.

Although the Company believes that the expectations reflected in the forward-looking statements are based upon reasonable assumptions at the time made, the Company can give no assurance that such expectations will be achieved. The Company assumes no obligation whatsoever to publicly update or revise any forward-looking statements.

                                     -MORE-

    P.O. BOX 22728 - JACKSON, MS 39225 - TEL. 601-354-3555 - FAX 601-352-1441

                           EASTGROUP PROPERTIES, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                                   Three Months Ended          Nine Months Ended
                                                                                      September 30,              September 30,
                                                                                ----------------------------------------------------
                                                                                    2008         2007          2008         2007
                                                                                ----------------------------------------------------
REVENUES
Income from real estate operations                                              $   42,904       39,005        124,415      111,795
Other income                                                                            16           20            232           65
                                                                                ----------------------------------------------------
                                                                                    42,920       39,025        124,647      111,860
                                                                                ----------------------------------------------------
EXPENSES
Expenses from real estate operations                                                12,193       10,441         34,559       30,613
Depreciation and amortization                                                       13,436       12,158         38,428       35,185
General and administrative                                                           2,250        1,993          6,349        5,868
                                                                                ----------------------------------------------------
                                                                                    27,879       24,592         79,336       71,666
                                                                                ----------------------------------------------------

OPERATING INCOME                                                                    15,041       14,433         45,311       40,194

OTHER INCOME (EXPENSE)
  Equity in earnings of unconsolidated investment                                       80           65            239          214
  Gain on sales of non-operating real estate                                           301            9            313           23
  Gain on sales of securities                                                            -            -            435            -
  Interest income                                                                      125           38            189           94
  Interest expense                                                                  (7,596)      (7,086)       (22,478)     (20,162)
  Minority interest in joint ventures                                                 (169)        (133)          (462)        (441)
                                                                                ----------------------------------------------------
INCOME FROM CONTINUING OPERATIONS                                                    7,782        7,326         23,547       19,922
                                                                                ----------------------------------------------------

DISCONTINUED OPERATIONS
  Income from real estate operations                                                     7           88            130          211
  Gain on sales of real estate investments                                              83          300          2,032          300
                                                                                ----------------------------------------------------
INCOME FROM DISCONTINUED OPERATIONS                                                     90          388          2,162          511
                                                                                ----------------------------------------------------

NET INCOME                                                                           7,872        7,714         25,709       20,433

Preferred dividends-Series D                                                            14          656          1,326        1,968
Costs on redemption of Series D preferred shares                                       682            -            682            -
                                                                                ----------------------------------------------------

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS                                     $    7,176        7,058         23,701       18,465
                                                                                ====================================================

BASIC PER COMMON SHARE DATA
  Income from continuing operations                                             $     0.29         0.28           0.88         0.76
  Income from discontinued operations                                                 0.00         0.02           0.09         0.02
                                                                                ----------------------------------------------------
  Net income available to common stockholders                                   $     0.29         0.30           0.97         0.78
                                                                                ====================================================

  Weighted average shares outstanding                                               24,908       23,562         24,362       23,548
                                                                                ====================================================

DILUTED PER COMMON SHARE DATA
  Income from continuing operations                                             $     0.29         0.28           0.88         0.76
  Income from discontinued operations                                                 0.00         0.02           0.09         0.02
                                                                                ----------------------------------------------------
  Net income available to common stockholders                                   $     0.29         0.30           0.97         0.78
                                                                                ====================================================

  Weighted average shares outstanding                                               25,069       23,778         24,517       23,767
                                                                                ====================================================

Dividends declared per common share                                             $     0.52         0.50           1.56         1.50

                           EASTGROUP PROPERTIES, INC.
            RECONCILIATIONS OF OTHER REPORTING MEASURES TO NET INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                                  Three Months Ended           Nine Months Ended
                                                                                     September 30,               September 30,
                                                                                ----------------------------------------------------
                                                                                   2008         2007           2008         2007
                                                                                ----------------------------------------------------
RECONCILIATIONS OF OTHER REPORTING MEASURES TO NET INCOME:

Income from real estate operations                                              $  42,904       39,005         124,415      111,795
Expenses from real estate operations                                              (12,193)     (10,441)        (34,559)     (30,613)
                                                                                ----------------------------------------------------

PROPERTY NET OPERATING INCOME (PNOI)                                               30,711       28,564          89,856       81,182

Gain on sales of securities                                                             -            -             435            -
Equity in earnings of unconsolidated investment
  (before interest and depreciation)                                                  197          184             593          574
Interest income                                                                       125           38             189           94
Other income                                                                           16           20             232           65
General and administrative expense (1)                                             (2,250)      (1,993)         (6,349)      (5,868)
                                                                                ----------------------------------------------------

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND
    AMORTIZATION (EBITDA)                                                          28,799       26,813          84,956       76,047

Income from discontinued operations (before depreciation and amortization)             10          171             201          488
Interest expense (2)                                                               (7,596)      (7,086)        (22,478)     (20,162)
Interest expense from unconsolidated investment                                       (84)         (86)           (255)        (261)
Minority interest in earnings (before depreciation and amortization)                 (220)        (175)           (613)        (562)
Gain on sales of non-operating real estate                                            301            9             313           23
Dividends on Series D preferred shares                                                (14)        (656)         (1,326)      (1,968)
Costs on redemption of Series D preferred shares                                     (682)           -            (682)           -
                                                                                ----------------------------------------------------

FUNDS FROM OPERATIONS (FFO) AVAILABLE TO COMMON STOCKHOLDERS                       20,514       18,990          60,116       53,605

Depreciation and amortization from continuing operations                          (13,436)     (12,158)        (38,428)     (35,185)
Depreciation and amortization from discontinued operations                             (3)         (83)            (71)        (277)
Depreciation from unconsolidated investment                                           (33)         (33)            (99)         (99)
Minority interest depreciation and amortization                                        51           42             151          121
Gain on sales of depreciable real estate investments                                   83          300           2,032          300
                                                                                ----------------------------------------------------

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS                                         7,176        7,058          23,701       18,465

Dividends on Series D preferred shares                                                 14          656           1,326        1,968
Costs on redemption of Series D preferred shares                                      682            -             682            -
                                                                                ----------------------------------------------------

NET INCOME                                                                      $   7,872        7,714          25,709       20,433
                                                                                ====================================================

DILUTED PER COMMON SHARE DATA: (3)
Income from continuing operations                                               $    0.29         0.28            0.88         0.76
Income from discontinued operations                                                  0.00         0.02            0.09         0.02
                                                                                ----------------------------------------------------
Net income available to common stockholders                                     $    0.29         0.30            0.97         0.78
                                                                                ====================================================

Funds from operations available to common stockholders                          $    0.82         0.80            2.45         2.26
                                                                                ====================================================

Weighted average shares outstanding for EPS and FFO purposes                       25,069       23,778          24,517       23,767
                                                                                ====================================================

(1) Net of capitalized development costs of $1,185 and $927 for the three months ended September 30, 2008 and 2007, respectively; and $2,901 and $2,588 for the nine months ended September 30, 2008 and 2007, respectively.
(2) Net of capitalized interest of $1,691 and $1,572 for the three months ended September 30, 2008 and 2007, respectively; and $5,044 and $4,425 for the nine months ended September 30, 2008 and 2007, respectively.
(3)  Assumes dilutive effect of common stock equivalents.